Exhibit 5

United States Steel Corporation            Joseph A. Napoli
Law Department                    Corporate Secretary &
600 Grant Street                    Assistant General Counsel
Pittsburgh, PA 15219-2800
Tel: 412 433 2882
Fax: 412 433 2811
E-mail: janapoli@uss.com

May 22, 2014
Board of Directors
United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800
To the Board of Directors:
I am Corporate Secretary and Assistant General Counsel of United States Steel Corporation, a Delaware corporation (“USS”). I, or attorneys subject to my supervision, have served as counsel to USS in connection with the proposed issuance of up to an additional 5,800,000 shares of common stock, par value $1.00 per share, of USS (the “Shares”) in connection with the United States Steel Corporation 2005 Stock Incentive Plan, as amended and restated, and in the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (“Registration Statement”) relating to such Shares.
As Corporate Secretary and Assistant General Counsel of USS, I am familiar with USS’s Certificate of Incorporation and By-Laws. I am also familiar with the resolutions adopted by USS’s Board of Directors, authorizing the issuance of the Shares. I have examined the Registration Statement and have examined or caused to be examined such other documents, corporate records and certificates of corporate officers and public officials as I have deemed relevant or necessary to giving the opinion set forth below.
Based on the foregoing, I am of the opinion that the issuance of the Shares has been approved by all necessary corporate action and that when the Shares are sold they will be legally issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joseph A. Napoli
Joseph A. Napoli